Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 22, 2017

Quarterly Distribution Report No. 211

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 18, 2017.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the second quarter of 2017 (the “Q2 Distribution Period”).

The Trust received $168,681 ($.6074 per Trust Unit) for the Q2 Distribution Period (the “Q2 Payment”), as compared to $204,729 ($.7372 per Trust Unit) for the payment attributable to the second quarter of 2016.

After receiving the Q2 Payment, the Trust paid $97,770 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $70,911 ($.2553 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on September 18, 2017.

During the twelve month period ended September 30, 2017, the Trust’s aggregate distributions will amount to $597,274 ($2.1507 per Trust Unit), as compared to $591,150 ($2.1287 per Trust Unit) during the twelve month period ended September 30, 2016.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2017 and September 30, 2016 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2017		Per Unit*

Gross royalty income collected by EMI for the period	$465,626

Less: Related royalty expense	173,419
Amount deducted by EMI	114,034
Adjustment for copyright renewals, etc.	9,492

	296,945

Balance as reported by EMI	$168,681

Payments received by Trust	$168,681		$.6074

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	97,770		.3521

Balance available for distribution	$70,911		$.2553

Distribution per Unit*		$.2553

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2016		Per Unit*	Twelve Months Ended September 30, 2017		Per Unit	Twelve Months Ended September 30, 2016		Per Unit

$644,231			$3,109,921			$3,140,675

66,488			1,266,133			1,347,680
157,072			875,962			919,891
15,942			97,625			66,362

439,502			2,239,720			2,333,933

$204,729			$870,201			$806,742

$204,729		$.7372	$870,201		$3.1335	$806,742		$2.9050

33,053		.1190	272,927		.9828	215,592		.7763
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$171,676		$.6182	$597,274		$2.1507	$591,150		$2.1287

	$.6182			$2.1507			$2.1287